                                                                   Exhibit 10.10



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is dated this 14th day of February, 2001, between RES-CARE, INC., a Kentucky corporation (the "Company"), and RALPH G. GRONEFELD, JR. (the "Employee").

         RECITALS:

         WHEREAS, the Employee has been employed by the Company since June 1995, and the services of the Employee, his managerial experience, and his knowledge of the affairs of the Company are of great value to the Company;

         WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of January 1, 1998, as amended on August 15, 1998 (collectively, the "Prior Agreement");

         WHEREAS, the initial term of the Prior Agreement expired on December 31, 2000;

         WHEREAS, the Employee possesses substantial knowledge of the business and affairs of the Company, its policies, methods, personnel and plans for the future;

         WHEREAS, the Board of Directors of the Company recognizes that the Employee's contribution to the growth and success of the Company has been substantial and wishes to offer an inducement to the Employee to remain in the employ of the Company; and

         WHEREAS, the Company and the Employee desire to supersede the Prior Agreement, effective on the Commencement Date (as defined below), by executing this Employment Agreement and agreeing to be bound by the terms thereof.

         AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

         1. EMPLOYMENT AND TERM. The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing effective January 1, 2001 (the "Commencement Date"), and ending on December 31, 2003, subject to earlier termination only in accordance with the express provisions of this Employment Agreement ("Initial Term"). This Employment Agreement shall be automatically extended on a year-to-year basis (January 1 through December 31 of each successive year), unless sooner terminated in accordance with the express provisions of this Employment Agreement ("Additional Terms"), upon the expiration of the Initial Term or any Additional Term, unless prior to the commencement of a sixty (60) day period expiring at the end of such Initial Term or any Additional Term, the Company or the Employee shall have given written notice to the other stating that the term of this Employment Agreement shall not be extended.

For purposes of this Employment Agreement, the term "Term" shall mean the Initial Term plus all Additional Terms.

         2.       DUTIES.

                  (a) TEMPORARY DUTIES AS CHIEF FINANCIAL OFFICER; EMPLOYMENT AS EXECUTIVE VICE PRESIDENT OF OPERATIONS OF DIVISION FOR PERSONS WITH DISABILITIES. During the period January 1, 2001 through the effective date of the Company's Form 10-K as filed with the Securities and Exchange Commission, the Employee shall continue to serve as the Chief Financial Officer of the Company. During such period, the Employee shall, subject to the supervision and control of the Chairman, President and Chief Executive Officer of the Company ("Chairman") and the Board of Directors of the Company (the "Board") perform such other duties and exercise such powers over and with regard to the financial matters of the Company and its subsidiaries as are presently being performed and exercised by him and such additional duties which are similar in nature and responsibility to those presently being performed by the Employee as may be prescribed from time to time by the Chairman or the Board. During the Term (including the period the Employee continues to serve as Chief Financial Officer), the Employee shall serve as the Executive Vice President of Operations of the Division for Persons with Disabilities of the Company. The Employee shall, subject to the supervision of the President of the Division for Persons with Disabilities of the Company ("President"), be responsible for the day-to-day management and oversight of the Company's Division for Persons with Disabilities. In addition, during the Term, the Employee's duties shall also include serving as an officer or director of one or more subsidiaries or affiliates of the Company, if elected to such positions, without any additional salary or other compensation.

                  (b) TIME AND EFFORT. The Employee shall devote his best efforts and all of his business time, energies and talents exclusively to the business of the Company and to no other business during the Term of this Employment Agreement; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest his personal assets in such form or manner as will not require his services in the operation of the affairs of the entities in which such investments are made and (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for him to continue to maintain his current level of participation in various civic and charitable activities.

                  (c) EMPLOYEE CERTIFICATION OF ELIGIBILITY. Not less frequently than annually and upon the termination of the Employee's employment hereunder for any reason other than Employee's death, the Employee shall execute and deliver to the Chairman and/or any other authorized officer designated by the Company a certificate (ResCare Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee's knowledge, that the Employee remains eligible for employment with the Company. This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Discrimination and Violence in the Workplace. This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

         3.       COMPENSATION AND BENEFITS.

                  (a) BASE SALARY. For the period immediately prior to the Commencement Date, the Employee's Base Salary under the Prior Agreement was an annual amount of $159,185 (the "Previous Salary"). If the Prior Agreement had been automatically extended effective January 1, 2001, the Employee would have been entitled to an increase in the Previous Salary as provided in the second literary paragraph of Section 3 of the Prior Agreement, which increase is not yet susceptible of calculation. Such Previous Salary, as it would have been so increased, is hereinafter referred to as the "Initial Base Salary". The Company shall pay to the Employee during the Term an annual salary (the "Base Salary"), which initially shall be equal to the Initial Base Salary. Commencing effective March 1, 2001, the Base Salary shall be increased to $210,000. The Base Salary shall be due and payable in substantially equal bi-weekly installments or in such other installments as may be necessary to comport with the Company's normal pay periods for all employees.

                  Provided that this Employment Agreement or Employee's employment hereunder shall not have been terminated for any reason, the Base Salary shall be increased, effective as of the first day of each January, commencing January 1, 2002, by the greater of (x) five percent (5%) or (y) the percentage by which the Consumer Price Index for all Urban Consumers (CPI-U), All-Items, 1982-1984=100, as published by the Bureau of Labor Statistics (the "CPI"), established for the month of December immediately preceding the date on which the adjustment is to be made exceeds the CPI published for the month of December of the immediately preceding year. If the Bureau of Labor Statistics suspends or terminates its publication of the CPI, the parties agree that a reasonably comparable price index shall be substituted for the CPI.

                  (b) OPERATIONAL INCENTIVE PROGRAM. During the Term, the Employee shall participate in the Operational Incentive Program established by the Chairman on an annual basis (the "Incentive Program"). A copy of such Incentive Program that has been established for the calendar year 2001 is attached hereto as Exhibit A. Any modification to the terms of the Incentive Program by the Company shall be effective prospectively only and a copy of such modified program shall be furnished to the Employee prior to the effective date of such modification. All incentive payments under the Incentive Program shall be determined quarterly, and shall be calculated by reference to the incentive percentage earned by the Employee multiplied by the Base Salary actually paid to the Employee for the calendar quarter for which the incentive is determined. The maximum percentage of the Employee's Base Salary that the Employee may earn under the Incentive Program shall be forty percent (40%) of the Base Salary actually paid to the Employee for the calendar quarter for which the incentive is determined. Any quarterly operational incentive earned by the Employee for any calendar quarter shall be paid by the Company to the Employee not later than sixty (60) days after the end of such calendar quarter. Any amounts earned by the Employee under the Incentive Program shall be hereinafter referred to as the "Operational Incentive."

                  (c) PARTICIPATION IN BENEFIT PLANS. During the Term, Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to vacation, sick and other time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs. The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans.

                  (d) STOCK OPTION GRANT. As an inducement for the execution of this Employment Agreement by the Employee, on March 8, 2001 (the "Grant Date"), the Employee shall be granted options to purchase 35,000 shares of Company common stock. Such stock options shall be granted pursuant to and, to the extent not expressly inconsistent herewith, governed by the Company stock option plan that is applicable to its managerial employees (the "Stock Plan"). Twenty percent (20%) of such stock options shall vest and be exercisable on the Grant Date. Provided the Employee shall continue to be employed hereunder, twenty percent (20%) of such stock options shall vest and be exercisable on each of the next four (4) anniversaries of the Grant Date (with such number of shares to be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like). Any stock options that shall not be vested at the effective date of termination of the Employee's employment hereunder shall expire and any vested options shall expire in accordance with the terms of the Stock Plan. Such options shall have an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National Market on the Grant Date.

                  (e) OUT-OF-POCKET EXPENSES. The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee's duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse him for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the Chairman.

                  (f) WITHHOLDING OF TAXES; INCOME TAX TREATMENT. If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the exercise of any option), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

                           (i) withholding an amount necessary to satisfy such
                  withholding requirement from the Employee's compensation or benefit; or

                           (ii) conditioning the payment or transfer of such
                  compensation or benefit upon the Employee's payment to the Company of an amount sufficient to satisfy such withholding requirement.

         The Employee agrees that he will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

         4. TERMINATION. The Employee's employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee's rights pursuant to Section 5 hereof:

                  (a) DEATH. The Employee's employment hereunder shall terminate upon his death.

                  (b) DISABILITY. The Employee's employment shall terminate hereunder at the earlier of (i) immediately upon the Company's determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee's absence from his duties hereunder for 180 days. "Permanent disability" for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee's duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

                  (c) CAUSE. The Company may immediately terminate the Employee's employment hereunder for Cause by delivering to the Employee a Notice of Termination so indicating. For purposes of this Employment Agreement, the Company shall have "Cause" to terminate the Employee's employment because of the Employee's personal dishonesty, intentional misconduct, breach of fiduciary duty involving personal profit, conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of this Employment Agreement.

                  (d) WITHOUT CAUSE. The Company shall have the right to terminate the Employee's employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

                  (e) VOLUNTARY TERMINATION. By not less than thirty (30) days prior written notice to the Chairman, Employee may voluntarily terminate his employment hereunder.

                  (f) NOTICE OF TERMINATION. Any termination of the Employee's employment by the Company during the Term pursuant to paragraphs (b),
         (c) or (d) of this Section 4 shall be communicated by a Notice of Termination to the Employee. For purposes of this Employment Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment.

                  (g) DATE OF TERMINATION. The "Date of Termination" shall, for purposes of this Employment Agreement, mean: (i) if the Employee's employment is terminated by his death, the date of his death; (ii) if the Employee's employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of his duties on a full-time basis),
         (iii) if the Employee's employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee's employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination, (v) if the Employee's employment is terminated voluntarily pursuant to Section 4(e) above, the date specified in the written notice delivered by the Employee to the Company as provided in Section 4(e) above, and (vi) if the Employee's employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

         5. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a) DEATH. If the Employee's employment is terminated by reason of his death during the Term, the Employee shall continue to receive installments of his then current Base Salary until the date of his death, shall receive any earned but unpaid Operational Incentive for any calendar quarter ending prior to the date of his death.

                  (b) DISABILITY. If the Employee's employment is terminated by reason of his disability during the Term, the Employee shall continue to receive installments of his then current Base Salary while actively at work and until the earlier of (i) the date of termination in accordance with Section 4(b) of this Employment Agreement or (ii) the date that short or long-term disability payments to the Employee commence under any plan or program then provided and funded by the Company. If the Employee's installments of Base Salary cease by reason of clause (ii) of the preceding sentence but the benefits payable under any such disability plan or program do not provide 100% replacement of the Employee's installments of Base Salary during such period, the Employee shall be paid at regular payroll intervals until the provisions of clause (i) of the preceding sentence becomes effective, an amount equal to the difference between the periodic installments of his then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program. In the event of any such termination, the Employee shall also receive any earned but unpaid Operational Incentive for any calendar quarter prior to the Date of Termination. Upon termination due to death prior to a termination as specified in the preceding provisions of this paragraph
         (b), the payment provisions of this paragraph (b) shall no longer apply and Section 5(a) above shall apply.

                  (c) CAUSE. If the Employee's employment is terminated for Cause, the Employee shall continue to receive installments of his then current Base Salary only through the Date of Termination and the Employee shall not be entitled to receive any Operational Incentive (other than any earned but unpaid Operational Incentive for any prior calendar quarter), and shall not be eligible for any severance payment of any nature.

                  (d) WITHOUT CAUSE. If the Employee's employment is terminated without Cause, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and for one
         (1) year thereafter and shall also be entitled to receive any earned but unpaid Operational Incentive for any calendar quarter ending prior to the Date of Termination.

                  (e) EXPIRATION OF TERM. If the Employee's employment shall be terminated by reason of expiration of the Term by reason of Employee's election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and shall also be entitled to receive any earned but unpaid Operational Incentive for any calendar quarter ending prior to the Date of Termination. If the Employee's employment shall be terminated by reason of expiration of the Term by reason of the Company's election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and for one (1) year thereafter and shall also be entitled to receive any earned but unpaid Operational Incentive for any calendar quarter ending prior to the Date of Termination.

                  (f) VOLUNTARY TERMINATION. If the Employee's employment shall be terminated pursuant to Section 4(e) hereof, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and the Employee shall not be entitled to receive any Operational Incentive (other than any earned but unpaid Operational Incentive for any calendar quarter ending prior to the Date of Termination), and shall not be entitled to any severance payment of any nature.

                  (g) NO FURTHER OBLIGATIONS AFTER PAYMENT. After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (f) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefit plan required to be continued under applicable law or by its terms.

         6. DUTIES UPON TERMINATION. Upon the termination of Employee's employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), Employee shall promptly (a) comply with his obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in Employee's possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company. Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.

         7. RESTRICTIVE COVENANTS.

                  (a) ACKNOWLEDGMENTS. Employee acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the "Res-Care Companies") and allows him access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as the Executive Vice President of Operations of the Company's Division for Persons with Disabilities, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee's employment hereunder, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.

                  (b) CONFIDENTIALITY AND NON-DISPARAGEMENT COVENANTS. Having acknowledged the foregoing, Employee covenants that without limitation as to time, (i) commencing on the Commencement Date, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person (as defined in paragraph
         (d)(v) of this Section 7), except as may be necessary in the performance of his duties hereunder, any Confidential Information, and
         (ii) commencing on the Date of Termination, he will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and he will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.

                  (c) COVENANTS. Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Res-Care Companies that he will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of eighteen (18) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to himself or any other Person, any business or services (similar in nature to the Business) of any person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Employee's employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory. The Employee further agrees that from the Commencement Date until the Date of Termination, he will not undertake any planning for or organization of any business activity that would be competitive with the Business.

                  (d) DEFINITIONS. For purposes of this Employment Agreement:

                           (i) For purposes of this Section 7, "termination of
                  Employee's employment" shall include any termination pursuant to paragraphs (b), (c), (d) and (e) of Section 4 hereof, the termination of such Employee's employment by reason of the failure of the parties hereto to agree to the extension of this Agreement pursuant to Section 1 hereof or the voluntary termination of Employee's employment hereunder.

                           (ii) The "Territory" shall mean the forty-eight (48)
                  contiguous states of the United States, the United States Virgin Islands, Puerto Rico and all of the Provinces of Canada.

                           (iii) "Confidential Information" shall mean any
                  business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means. Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:

                                    (1)     any patent, patent application,
                                            copyright, trademark, trade name,
                                            service mark, service name,
                                            "know-how" or trade secrets;

                                    (2)     customer lists and information
                                            relating to (i) any client of any of
                                            the Res-Care Companies or (ii) any
                                            client of the operations of any
                                            other Person for which operations
                                            any of the Res-Care Companies
                                            provides management services;

                                    (3)     supplier lists, pricing policies,
                                            consulting contracts and competitive
                                            bid information;

                                    (4)     records, operational methods and
                                            Company policies and procedures,
                                            including manuals and forms;

                                    (5)     marketing data, plans and
                                            strategies;

                                    (6)     business acquisition, development,
                                            expansion or capital investment plan
                                            or activities;

                                    (7)     software and any other confidential
                                            technical programs;

                                    (8)     personnel information, employee
                                            payroll and benefits data;

                                    (9)     accounts receivable and accounts
                                            payable;

                                    (10)    other financial information,
                                            including financial statements,
                                            budgets, projections, earnings and
                                            any unpublished financial
                                            information; and

                                    (11)    correspondence and communications
                                            with outside parties.

                           (iv) The "Business" of the Res-Care Companies shall
                  mean the business of providing youth treatment or services, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, training services, or providing management and/or consulting services to third parties relating to the foregoing.

                           (v) The term "Person" shall mean an individual, a
                  partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

                  (e) INJUNCTIVE RELIEF, INVALIDITY OF ANY PROVISION. Employee acknowledges that his breach of any covenant contained in this Section 7 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Employee agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7. If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

                  (f) ADVICE TO FUTURE EMPLOYERS. If Employee, in the future, seeks or is offered employment by any other Person, he shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

         8. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Employment Agreement and its Exhibit constitute the entire agreement between the parties pertaining to the subject matter contained in them and supersede all prior and contemporaneous agreements, representations, and understandings of the parties, including but not limited to the Prior Agreement. No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than by reason of the prospective modification of the Incentive Program by the Company or as provided in the next to last sentence of Section 7(e) hereof). No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         9. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; PROVIDED, HOWEVER, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by him.

         10. NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

                  To the Company:
                  ---------------

                  ResCare, Inc.
                  10140 Linn Station Road
                  Louisville, Kentucky 40223
                  Attn:    Ronald G. Geary,
                           Chairman, President and Chief Executive Officer

                  To the Employee:
                  ----------------

                  Ralph G. Gronefeld, Jr.
                  4106 Willow Reed Place
                  Jeffersontown, Kentucky 40299

         11. EXECUTION IN COUNTERPARTS. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         12. FURTHER ASSURANCES. The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

         13. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         14. GOVERNING LAW; JURISDICTION; VENUE. This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

         15. TENSE; CAPTIONS. In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

         16. SURVIVAL. The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year set forth above.

                                             RES-CARE, INC.


                                             By:
                                                 -------------------------------
                                                 Ronald G. Geary
                                                 Chairman, President and Chief
                                                 Executive Officer


                                             -----------------------------------
                                             Ralph G. Gronefeld, Jr.

                                    EXHIBIT A
                                    ---------

                          OPERATIONAL INCENTIVE PROGRAM
                           FOR RALPH G. GRONEFELD, JR.


The following is the incentive plan for Ralph G. Gronefeld, Jr., Executive Vice President of Operations of the Division for Persons with Disabilities ("Gronefeld"), for the year 2001.

The program is based on what the Company and Gronefeld feel are the most important controllables of Gronefeld.

This part of the incentive is for specific operation performance. The amounts here relate to Gronefeld's eligibility. To be eligible, the target for the entire Division (on average) must be met. If the operation does not hit financial target, Gronefeld is still eligible, but at a reduced rate, if within the identified range.

-------------------------------------------------------------------------------
Category
-------------------------------------------------------------------------------

1. ResCare Quality     Documentation provided that program requirements were
   Way                 implemented during the quarter in all of the
                       Division. (100% compliance required)
-------------------------------------------------------------------------------
2. Best In Class       85% average for entire Division (Q-1 & Q-2 2001)
                       95% average for entire Division (Q-3 & Q-4 2001)
                       75% average for entire Division (Q-3 on) on Level 2
-------------------------------------------------------------------------------
3. External Reviews    No punitive action enforced, no fines,
                       moratoriums, conditions of participation out or
                       vendor holds during quarter for the entire Division.
-------------------------------------------------------------------------------
4. DSO                 Meet the cumulative number of all operations in the
                       Division for the quarter.
-------------------------------------------------------------------------------

Each category will contribute 25% toward the potential financial incentive.

The amount identified is: 40% of salary max. This will be calculated on a quarterly basis, so the annual maximum would be 40% total for the year.

If the Division does not meet financial target, but is at 90% or better of target, Gronefeld is eligible for 40% of the maximum potential financial incentive.